Exhibit 10.27


May 15, 1996



Mr. William C. Dennis, Jr.
312 Nod Hill Road
Wilton, CT 06897


Dear Bill:

     We are pleased to confirm our offer of employment with Rodman & Renshaw Capital Group, Inc. (the "Company") as Chief Financial
Officer.

1. Management Committee and other Offices. You will be a member of the Company's Management Committee, and we expect you will be nominated to the Company's Board of Directors. You will also serve in such offices of the Company's subsidiaries as may be reasonably designated by the Company.

2. Base Salary. Your base salary will be $150,000 per year payable proportionately twice each month.

3.   Bonus.

     (a) You will receive a bonus of $100,000 at the end of the first twelve months of your employment provided that you have not terminated your employment or your employment has not been terminated for cause prior to that date. If your employment is terminated without cause prior to the end of such twelve month period, you will be entitled to the portion of the $100,000 which is determined as follows: Amount of Bonus = $100,000 x D/365, where D equals the number of calendar days elapsing from your date of employment until termination of your employment.

     (b) You will receive an interest-free loan of $150,000 within 30 days of your employment with the Company, in return for which you will execute a note payable to the Company. One-third of the loan will be forgiven on each of the first, second and third anniversary dates of the date of your employment. If you terminate your employment with the Company or are terminated for cause, any unforgiven principal balance on the note will become immediately due and payable. If the Company terminates your employment without cause, any unforgiven principal balance will be forgiven.

4. Incentive Compensation. Pursuant to the Company's existing stock option plan, you will receive options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. The options will become exercisable at the rate of 20% annually commencing on the first anniversary date of your employment and will have a ten year duration subject to earlier termination in accordance with the plan provided, however, that the options would be cancelled if all of the common stock of the Company becomes held by a single stockholder or affiliated group of stockholders pursuant to a merger, tender offer or similar transaction(s) prior to the first anniversary date of your employment. As you are aware, there can be no assurance that the options will be in-the-money during the period of exercisability, and the Company currently does not have any other incentive compensation plan generally applicable to executives. Upon the establishment of such a plan during your employment, you would receive incentive compensation opportunities commensurate with the opportunities offered to other key executives of the Company.

5. Other Benefits. You will be entitled to such other benefits as are available generally to members of the Management
     Committee of the Company.

6. Termination. You will be an "employee-at-will," which means that the Company may terminate your employment at any time with or without cause, provided that if the Company terminates your employment without cause, then as your exclusive severance benefit, you will be entitled to the applicable benefits under the Company's then existing severance policy. If you terminate your employment or are terminated for cause, you will not be entitled to further salary or benefits.

7. Relocation. Reasonable limitations on expenses related to your relocation to Chicago are to be implemented and prior approval by the Company of any expenses must be obtained.

8. Representation. It is our understanding and you confirm that you are currently bound by no employment agreement, nor are you in possession of confidential or proprietary information obtained in your prior employment which you intend to utilize at the Company in furtherance of its business.

9. Condition. Our offer of employment is contingent upon (i) reference checks from previous employers, (ii) the Company's review of your Forms U-4 and U-5, (iii) your having a valid transferrable registration, (iv) all prior regulatory disciplinary history being properly disclosed, and (v) your providing to the Company documentation verifying that you are legally authorized to work in the United States.

10.  Effective Date.  Your employment was effective as of May 7,
     1996. You assumed the position of Chief Financial Officer of the Company on May 9, 1996.

     Please indicate your acceptance of the terms and conditions of employment as stated above by signing the additional copy of this letter and returning it to me.

Sincerely,

/s/ Charles W. Daggs, III
Charles W. Daggs, III


/s/ William C. Dennis, Jr.         5/16/96
William C. Dennis, Jr.             Date